Exhibit 99.1

Fermi Responds to Former CEO’s Attempts to Take Control of Board and Reverse Board Actions Taken In Accordance With Their Fiduciary Duties To Remove Him as CEO and Terminate Him for Cause

Fermi Rejects Mr. Neugebauer’s Self-Interested Attempt to Call Special Shareholder Meeting As Invalid

And Urges Shareholders Not To Respond To His Consent Solicitation

Company Has Received Significant Support for Fermi 2.0 from Shareholders Who Firmly Reject Mr. Neugebauer’s Purported Efforts To Take Control of Company

DALLAS, May 5, 2026 /PRNewswire/ -- Fermi Inc. (NASDAQ: FRMI) (LSE: FRMI), operating as Fermi America™ (“Fermi” or the “Company”), today responded to two separate SEC filings made by its former chief executive officer Toby Neugebauer, the first to hold an invalidly called Special Meeting of Shareholders, and the second to solicit shareholder consents to call a Special Meeting, a tacit admission of the ineffectiveness of his first request. The Board is disappointed that Mr. Neugebauer has submitted these proposals and is seeking to take control of the Board and Fermi, believes the SEC filings reflect the actions of a disgruntled former CEO who was terminated for cause, and recommends that shareholders not take any action to support either solicitation. Fermi would note that in both requested actions, Mr. Neugebauer has proposed that Fermi reimburse Mr. Neugebauer for all of his costs associated with his efforts to take control of the Board.

As previously disclosed, the decisions to remove Mr. Neugebauer from his CEO position and to subsequently terminate him for cause were taken after more than a month of attempts to negotiate a peaceful transition with Mr. Neugebauer, after careful deliberation by the Board and committee members and in accordance with their fiduciary duties. The Company’s stock price performance under Mr. Neugebauer’s leadership speaks for itself, with a decline of over 80% on his watch. In addition, Mr. Neugebauer’s removal from the office of CEO and subsequent termination for cause was the direct result of conduct violating the terms of his employment agreement as well as multiple company policies.

With respect to the first of Mr. Neugebauer’s proposals seeking to solicit proxies to vote at a Special Meeting of Shareholder on May 29, 2026, Mr. Neugebauer’s Special Meeting request is not valid, has been rescinded by the officers who assumed the offices he once held, and at the time his request was made, by Mr. Neugebauer’s own admission, when he knew he was going to be removed as CEO.

With respect to the second of Mr. Neugebauer’s proposals seeking to solicit shareholder consents to hold a second Special Meeting of Shareholders on or about June 30, 2026, Fermi believes Mr. Neugebauer’s consent solicitation is not in the best interests of its shareholders and recommends that shareholders not tender their consent. Shareholders are also advised that Fermi’s charter contains multiple provisions to protect its REIT status, one of which is a redemption provision which, upon exercise by the Company, would materially decrease Mr. Neugebauer’s ownership position in the Company and another of which prevents Mr. Neugebauer and his family members and affiliates from acquiring additional shares of Company common stock and any new shareholders from accumulating more than 2.5% of the Company’s outstanding stock.

Considered together, each of Mr. Neugebauer’s proposals seek to expand the size of the Board, fill it with his nominees, take control of the Board and Fermi and pursue his stated goal of selling Fermi, quickly. Notably, while Mr. Neugebauer’s filings state that he “does not intend to return to management,” he has made no binding commitment not to seek reappointment as CEO, and his stated lack of intent is expressly conditioned on his preference for a change-of-control transaction – leaving the door open for his return to an executive role if a sale does not materialize. As Fermi has previously indicated, an immediate sale at current trading levels is premature and could result in a transaction far below Fermi’s intrinsic value, an outcome clearly not in the best interest of shareholders. Fermi’s rejection of the request for an immediate sale has been validated by support from multiple stakeholders and potential counterparties who have expressed support Fermi’s change in leadership.

Fermi is gratified that these investors and counterparties have communicated they firmly stand behind Fermi 2.0 and the Company’s strategic plan to build on the continued momentum of Project Matador. Given this positive momentum, Mr. Neugebauer’s calls for shareholder action are not in the best interest of shareholders, and they appear purposefully designed to derail any success Fermi 2.0 and the Company’s strategic plan might achieve. Fermi encourages its shareholders to support the Board, its officers and employees in making Fermi 2.0 a success.

About Fermi America™

Fermi America™ (Nasdaq & LSE: FRMI) develops next-generation private electric grids that deliver highly redundant power at gigawatt scale to support next-generation intelligence and AI compute. Fermi America™ combines cutting-edge technology with a deep bench of proven world-class multi-disciplinary leaders with a combined 25 GW of experience, to create the world’s largest, 11 GW next-gen private grid, helping ensure America’s energy and AI dominance. The behind-the-meter Project Matador campus is expected to integrate the nation’s biggest combined-cycle natural gas project, one of the largest clean, new nuclear power complexes in America, utility grid power, solar power, and battery energy storage, to support hyperscale AI and advanced computing.

Forward-Looking Statements

Statements contained in this press release which are not historical facts, such as those relating to future events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Fermi undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Investors should consult further disclosures and risk factors included in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Registration Statement on Form S-8 and other documents filed from time to time with the SEC by Fermi.

Additional Information and Where to Find It

Fermi intends to file with the SEC a definitive revocation statement on Schedule 14A in connection with the proposed solicitation by Mr. Neugebauer to be able to call a special meeting of Fermi security holders, as well as a definitive proxy statement on Schedule 14A with respect to its solicitation of proxies for any future meeting of the shareholders called as a result of Mr. Neugebauer’s solicitation, both containing a form of WHITE proxy card.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE REVOCATION STATEMENT AND ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY FERMI AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Fermi free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Fermi are also available free of charge by accessing Fermi’s website at www.fermiamerica.com.

Participants in the Solicitation

Fermi, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of revocations and proxies with respect to a solicitation by Fermi. Information about Fermi’s executive officers and directors is available in Fermi’s Annual Report on Form 10-K/A (the “Form 10-K/A”) for the year ended December 31, 2025, filed with the SEC on April 30, 2026. To the extent holdings by our directors and executive officers of Fermi securities reported in the Form 10-K/A have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by Fermi are also available free of charge by accessing Fermi’s website at www.fermiamerica.com.

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